Exhibit 10.2

*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

LICENSE AND COLLABORATION AGREEMENT

This LICENSE AND COLLABORATION Agreement (this “Agreement”) is entered into and made effective October 16, 2018 (“Effective Date”), by and between MRI Interventions, Inc., a Delaware corporation (“MRI”), and Clinical Laserthermia Systems AB, a Swedish corporation (“CLS”). MRI and CLS may be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, MRI designs, develops, offers, and sells systems, devices and technology related to performing minimally invasive surgical procedures under direct, intra-procedural magnetic resonance imaging guidance (collectively, the “MRI Products”);

WHEREAS, CLS designs and develops minimally invasive methods for tissue thermal therapy and ablation and has developed laser treatment solutions based on immune stimulating interstitial laser thermotherapy (imILT®) methods, including laser applicators (“Applicators”) and the TRANBERG® Thermal Therapy System (the “CLS System”) (collectively, the “CLS Products”); and

whereas, the Parties desire to develop a strategic business relationship whereby each Party shall collaborate and share certain information and technology with one another in a manner intended to benefit the Parties’ current businesses and to develop, evaluate, and commercialize certain New Products (as defined herein) on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties mutually agree as follows:

1.       DEFINITIONS. As used in this Agreement, the following terms shall have the meanings ascribed to them below, whether used in the singular or plural. Other terms may be defined elsewhere in this Agreement and shall have the meanings indicated throughout this Agreement.

(a)       “Affiliate” means, with respect to any Party, any other legal entity that, directly or indirectly, controls, is controlled by, or is under common control with, such Party; provided, however, that in each case any such other entity shall be considered to be an Affiliate only during the time period during which such control exists. For purposes of this definition, “control” (and derivatives thereof including “controlled by” and “under common control with”), as used with respect to any entity, means the possession, directly or indirectly, of more than fifty percent (50%) of the voting equity or ownership interest in or of such entity.

(b)       “Applicable Law” means all applicable provisions of all international, federal, state, and local statutes, laws, rules, regulations, administrative codes, ordinances, decrees, orders,

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decisions, injunctions, award judgments, permits, and licenses of or from governmental authorities, including without limitation those relating to or governing the use or regulation of the subject item and the listing standards or agreements of any national or international securities exchange.

(c)       “CLS IP” means any and all Intellectual Property Developed by or for CLS, or acquired by or licensed to CLS, prior to the Effective Date of this Agreement, or during the term of this Agreement to the extent related solely to the CLS Products, including all versions and stages thereof, and all derivative works, improvements, or enhancements to any of the foregoing. Without limiting the foregoing, the CLS IP shall include the CLS Patents and all specifications, manufacturing and development methodologies, software, firmware and electronics, test and user data, and other Know-How relating to the CLS Products and proprietary to CLS.

(d)       “CLS Patent(s)” shall mean (i) the United States and foreign patent applications and patents owned by CLS as of the Effective Date set forth in Exhibit A hereto, and any continuations, continuations in part, divisions, extensions, reissues, reexaminations, applications or substitutions with respect thereto and all foreign equivalents; and (ii) any and all other patents or patent applications owned by CLS prior to or during the term of this Agreement with claims covering any aspect of the CLS Products.

(e)       “Commercialize” means to promote, license, market, distribute, offer for sale, sell or provide product support for the products with respect to which this term is used herein, and “Commercializing” and “Commercialization” shall be interpreted accordingly.

(f)       “Confidential Information” means any and all forms and types of financial, business, marketing, operations, scientific, technical, economic and engineering information, whether tangible or intangible, including without limitation, patterns, plans, compilations, program devices, formulas, designs, prototypes, samples, methods, techniques, processes, procedures, programs, Intellectual Property, Know-How, source code, object code, databases, data, proposed product names or marks, marketing materials or programs, plans, specifications, information relating to past, present and prospective customers, users, partners, vendors and suppliers, manufacturing information, business plans, price lists, costing information, employee and consulting relationship information, accounting and financial data, profit margin, marketing and sales data, strategic plans, and all other proprietary information (including all originals, copies, digests and summaries in any form) provided by or on behalf of one Party (“Discloser”) to the other Party (“Recipient”) hereunder, including any and all non-public information regarding, related to, arising from or associated with this Agreement, and the terms and conditions of this Agreement. Notwithstanding the foregoing to the contrary, Confidential Information shall exclude any information that a Recipient can establish by documentary evidence, bearing the burden of proof: (i) was known to such Recipient before receipt thereof from or on behalf of Discloser; (ii) was disclosed to Recipient by a third person who had a right to make such disclosure without any obligation of confidentiality to Discloser; (iii) is available in the public domain without violation of this Agreement by Recipient or other obligation of confidentiality; or (iv) is independently developed by Recipient or Recipient’s Personnel without use of or reference to Discloser’s Confidential Information.

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(g)       “Develop” means, with respect to any Intellectual Property or New Products, to create, design, invent, reduce to practice, author, discover, develop or conceive.

(h)       “Field” means the field of medical procedures, processes and therapies related to neuro applications, including intracranial and spine surgery.

(i)       “Gross Margin” means total sales revenue less the cost of goods sold, divided by total sales revenue, expressed as a percentage.

(j)       “Intellectual Property” means United States and foreign (a) patents, patent applications, patent disclosures and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, utility models, certificates of invention and design patents, patent applications, registrations and applications for registrations; (b) trademarks and service marks, and trade dress, Internet domain names, logos, trade names and corporate names, and registrations and applications for registration thereof; (c) works of authorship and any copyright registrations or applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer software, data and documentation; (f) trade secrets, including without limitation ideas, specifications, inventions, designs, Know-How, methods, discoveries, developments and any other proprietary information, whether patentable or non-patentable and whether or not reduced to practice; (g) Confidential Information; and (h) all copies and tangible embodiments of the foregoing.

(k) “Know-How” means research and design details, technical requirements, specifications, and documentation, including without limitation, engineering information, CAD drawings and files, 510(k) or PMA (as each defined herein) files and any subsequent letters to file, and verification, validation and testing protocols.

(l)       “MRI IP” means any and all Intellectual Property Developed by or for MRI, or acquired by or licensed to MRI, prior to the Effective Date of this Agreement, or during the term of this Agreement to the extent related solely to the MRI Products, including all versions and stages thereof, and all derivative works, improvements, or enhancements to any of the foregoing. Without limiting the foregoing, the MRI IP shall include the MRI Patents and all specifications, manufacturing and development methodologies, software, firmware and electronics, test and user data, and other Know-How relating to the MRI Products and proprietary to MRI.

(m)       “MRI Patent(s)” shall mean (i) the United States and foreign patent applications and patents owned by MRI as of the Effective Date set forth in Exhibit B hereto, and any continuations, continuations in part, divisions, extensions, reissues, reexaminations, applications or substitutions with respect thereto and all foreign equivalents; and (ii) any and all other patents or patent applications owned by MRI prior to or during the term of this Agreement with claims covering any aspect of the MRI Products.

(n)       “Newly Developed IP” means all Intellectual Property that is Developed by the Parties in connection with the New Products, including Know-How, and any feedback, improvements, modifications, enhancements to, or derivative works that are based on any feedback, recommendations, or suggestions provided by or on behalf of either Party regarding the

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Newly Developed IP. For the avoidance of doubt, Newly Developed IP shall not include any CLS IP or MRI IP.

(o)       “New Products” means any and all new products, systems, or technology developed by the Parties in connection with this Agreement and identified in a Statement of Work, including without limitation products, devices, designs, applications, and technology integrating, combining, or incorporating the CLS Products with MRI Products.

(p)       “Open Source Software” means any software, source code, or other material that is distributed as “free software,” “open source software,” or under a similar licensing or distribution model, including, without limitation, the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, BSD License, the Artistic License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, and the Apache License.

(q)       “Personnel” of a referenced Party (i.e. CLS Personnel or MRI Personnel, respectively) means any employee, independent contractor or other individual person who is a provider of services (regardless of how such individual is classified for the purposes of applicable employment and tax laws) of (i) such Party or its Affiliate(s) and/or (ii) any subcontractor of such Party providing any services in connection with or relating to this Agreement.

2.        COLLABORATION.

(a)       Purpose. The Parties acknowledge and agree that the purpose of the Agreement is to establish a framework between the Parties pursuant to which (i) CLS grants to MRI certain exclusive rights to sell the CLS Products in the Field as further set forth in Section 2(b) below; and (ii) the Parties collaborate to Develop New Products for use and Commercialization in the Field.

(b)       CLS Products. CLS hereby grants MRI the exclusive right to Commercialize the CLS Products and New Products in the Field. MRI intends to exercise its rights under this Section in good faith to Commercialize the CLS Products in the clinical setting for the mutual benefit of the Parties. MRI shall purchase from CLS and CLS agrees to sell to MRI the CLS Products for the fees set forth in Section 7(a) and in the amounts and quantities and pursuant to terms specified in written purchase orders mutually agreed upon by the Parties (each a “Purchase Order”). In exchange for the above exclusive right granted to MRI and subject to Section 2(c)(ii), the Parties agree that during the term of this Agreement, CLS will be MRI’s exclusive supplier of laser treatment equipment within the Field. The Parties are also parties to that certain Distribution Agreement of even date herewith whereby CLS appoints MRI as its exclusive distributor of certain CLS Products.

(c)       New Product Development.

(i)       Statement of Work. On or after the Effective Date, the Parties may enter into one or more written statement(s) of work mutually agreed upon by the Parties (each, a “SOW”) to describe specific projects, the obligations of each Party, and the costs and budget with respect to the Development described in such SOW. All SOWs must be approved in writing by the Parties prior to the commencement thereof. The Joint Steering Committee (as defined below) is responsible for drafting each SOW. Each SOW shall

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describe the respective obligations of and services to be provided by each Party and, once executed by each Party, shall be incorporated herein by reference as though fully set forth herein. If there is a conflict between the provisions of this Agreement and any SOW, the provisions of this Agreement shall control unless the SOW expressly and specifically provides otherwise by reference to this Section 2(c)(i) with intent to modify.

(ii)       Initial SOW. Promptly following the Effective Date, the Parties shall cooperate in good faith to agree upon the initial SOW, which shall include without limitation terms governing the Development of thermometry software for the CLS Products for use in the Field, including the scope of the Development be performed and the milestones and schedule for such Development (the “Initial SOW”). The Parties agree and acknowledge that the Initial SOW shall be executed by the Parties by or before December 31, 2018. In the event the Parties are unable to agree upon the Initial SOW by December 31, 2018, each Party may, in its sole discretion, terminate this Agreement in whole or in part (including by terminating the exclusive supplier obligation set forth in Section 2(b)). In the foregoing event, nothing shall prevent either Party from seeking and entering into an arrangement with an alternate third party provider or developer of thermometry software.

(iii)       Change Order. Changes to any SOW shall become effective only upon the execution of a written change order (“Change Order”) by the authorized representatives of each of the Parties. Each Change Order shall describe the impact of the change on the respective obligations of each Party, and once executed by each Party, shall be incorporated herein by reference as though fully set forth herein. For each Change Order, the Parties will evaluate in good faith any change that increases or decreases the scope or magnitude of performance of the Collaboration, corresponding commercially reasonable increases or decreases in compensation to a Party, appropriate and commercially reasonable revisions to the services and deliverable schedule, and the availability of the required resources and prior commitments to other customers.

(iv)       Transfer of Know-How. The Parties shall, to the extent commercially reasonable or necessary to Commercialize or Develop the New Products, provide each other with all Know-How related to the CLS Products and MRI Products, respectively, to facilitate the Development and Commercialization of New Products promptly following the Effective Date in the form and format mutually agreed by the Parties.

(v)       Development. Notwithstanding anything herein to the contrary, the Parties agree that the Development of the New Products shall be conducted in close consultation and co-operation between the Parties. Each Party shall keep the other Party fully and regularly informed of the progress of the Development of New Products for which the Party is responsible and shall answer any question raised by the other Party during performance and after completion of Development of New Products.

(vi)       Costs. CLS and MRI shall, as a main rule and unless otherwise agreed in a SOW, be jointly responsible for all costs associated with the Development of New Products in the Field, including but not limited to costs associated with *** for new indications in the Field. Each project and budget must be approved by both Parties prior

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to initiation. Notwithstanding anything to the contrary herein, should a specific project turn out to improve a CLS Product or a MRI Product in a way not originally anticipated in the SOW, the Parties agree to negotiate in good faith an appropriate allocation of costs for such Development.

(vii)       Commercialization.

(1)	MRI shall use commercially reasonable efforts to Commercialize the CLS Products and New Products Developed in connection with this Agreement in the Field. MRI may not Commercialize the CLS Products or New Products under MRI’s brand name unless mutually agreed by the Parties. Prior to MRI Commercializing New Products, the Parties will agree on what brand name and trademark to use for such New Products in the Commercialization.
(2)	Correspondingly, to the extent applicable, as determined by CLS in its own discretion, but subject to Section 4(d), CLS shall have the right to Commercialize the New Products outside of the Field. In case of such Commercialization by CLS, the Parties shall jointly negotiate in advance in good faith the commercial terms for any MRI Products included in such commercial offerings by CLS and the Parties shall agree on the commercial terms to apply for the New Products.
(3)	The Parties further agree to discuss in good faith the potential grant by MRI to CLS of distribution rights outside of the US and Canadian markets to the joint offering of MRI Products, CLS Products and New Products, on such markets where MRI is not active and where CLS has or wishes to establish market presence, either on its own or through distribution partners. Such good faith discussions shall be based on each of the Parties’ strategies for establishing sales channels outside of the US and Canada, with the mutual aim of maximizing the geographical reach and sales of the joint offering of products.

(viii)       Open Source. The New Products may, unless explicitly excluded in the relevant SOW, include Open Source Software; provided, that each Party shall maintain an accurate and complete list of any Open Source Software incorporated into New Products by or on behalf of such Party and, upon the other Party’s written request, provide such list to the other Party. However, the Parties agree that copyleft or other licenses with similar restrictions may not be included in the New Products. Neither Party may subject any proprietary portion of a New Product to any Open Source license obligation. Nothing in this Agreement limits any rights under, or grants rights that supersede, the terms of any applicable Open Source license. Confidential Information may not be incorporated in any Open Source Software or derivative thereof.

(d)       Regulatory. MRI shall be responsible for any costs associated with clinical or regulatory filings, reports, or submissions required by Applicable Law for MRI to Commercialize New Products or any derivative products Developed based on the Newly Developed IP in the Field, including any Premarket Notifications (“510(k)s”) or Premarket Approval (“PMAs”) to the Food

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and Drug Administration (the “FDA”) for any New Products. MRI shall also be responsible for responding to and handling any consumer complaints arising from the Commercialization of the New Products in the Field. Subject to Section (e)(ii) below, MRI shall own all rights, title, and interests in any 510(k)s submitted by or on behalf of MRI for any New Products. Each Party agrees, upon the reasonable request of the other Party, during or after the term of this Agreement, to take such further acts as may be reasonably necessary or desirable for clinical or regulatory filings, reports, or submissions required by Applicable Law.

(e)       Right to Manufacture and Escrow.

(i)       In the event that either Party (1) experiences a Bankruptcy Event (as defined in Section 12(o)); or (2) ceases to do business, that Party (the “Nonperforming Party”) shall immediately notify the other Party hereof in writing.

(ii)       In order for the other Party to continue to Develop, and/or Commercialize the CLS/MRI Products and/or New Products in any of the situations detailed in Section 2(e)(i), the Nonperforming Party shall take all actions reasonably necessary to allow the other Party to take possession of, manufacture, or have manufactured such Products until such time as the other Party determines in good faith that the Nonperforming Party is able to meet its obligations under this Agreement and any applicable SOW (the “Step-In Term”). Without limiting the foregoing, the Nonperforming Party will allow the other Party to take possession of necessary related materials, including but not limited to Know How, source code, encryption keys, administrative passwords, configurations, software, interfaces, documentation, manufacturing specifications, and supplier lists (collectively, “Materials”). The Nonperforming Party will use commercially reasonable efforts to assign, transfer, or subcontract to the other Party or its designee, at the other Party’s option, any third-party agreements that are needed to take possession of, manufacture or have manufactured, Develop, and/or Commercialize the CLS/MRI Products and/or New Products. In the event CLS is the Nonperforming Party, CLS shall grant to MRI any rights necessary for MRI to use any applicable 510(k) necssary for MRI to continue the Commercialization of the CLS Products and/or New Products in the Field.

(iii)       At any time prior to the initiation of Commercialization of a fully developed New Product, the Parties shall enter into a three-party escrow agreement for the escrow of the Materials (“Escrow Agreement”) in an SOW or other written agreement. The Parties shall negotiate the terms and conditions of such an Escrow Agreement in good faith with an escrow agent mutually selected by the Parties (“Escrow Agent”); provided, that the Parties agree that access to the Materials shall be permitted by the Escrow Agent to either Party upon written certification by such Party to the Escrow Agent that any of the events described in Sections 2(e)(i)(1)-(2) has occurred in relation to the Nonperforming Party (each, a “Release Event”). Upon the Escrow Agent’s receipt of such a notice that a Release Event is at hand, the Escrow Agent shall inform the Nonperforming Party thereof and allow the Nonperforming Party a five (5) business days period to evidence that no Release Event exists. If, after such period, a Release Event is at hand, the Materials shall be released by the Escrow Agent and the Party to which the Materials are released shall have a worldwide, royalty-free, non-exclusive license to use and maintain the Materials for its business purposes and in accordance with the licenses

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granted hereunder for the duration of the Step-In Term. In case of a Release Event, the Party receiving the Materials shall compensate the Nonperforming Party for its use of the Materials in accordance with the commercial terms set out in this Agreement (subject to deduction for the Party’s reasonable manufacturing costs) or as otherwise applied between the Parties according to agreed SOWs.

(iv)       Without limiting the foregoing, the Parties may agree in writing that MRI shall be entitled to manufacture the CLS Products and New Products through a third party subcontractor or at a facility owned or operated by MRI; provided, that in no event shall MRI manufacture CLS Products or New Products without the prior written consent of CLS and the prior agreement between the Parties on the commercial terms and conditions to apply for such manufacturing (including but not limited to the license fee or other compensation due to CLS for CLS Products and New Products manufactured by MRI). In connection with such a consent from CLS to manufacture under this Section 2(e)(iv), CLS shall grant MRI such rights as may be reasonably necessary for MRI to manufacture and Commercialize the CLS Products and/or New Products in the Field. CLS shall in such event also give MRI access to relevant parts of the Materials, as needed for such manufacture.

(f)        Support. In addition to the warranties set forth in this Agreement, CLS agrees to (i) provide all reasonable support requested by MRI for the CLS Products; (ii) provide, at no additional charge, when and if generally available to CLS’s customers, any updates, improvements, or enhancements to the CLS Products; (iii) without undue delay respond to any reasonable support requests from MRI, and (iv) without undue delay correct or provide a work around acceptable to CLS for any errors in the CLS Products. For the avoidance of doubt, MRI shall be solely responsible for the handling of all first line service and support communications in relation to customers acquiring CLS Products or New Products for use in the Field from MRI hereunder.

3.        GOVERNANCE.

(a)       Joint Steering Committee. The Parties will form a joint steering committee, which will be responsible for the oversight of the development and implementation of Development of New Products in accordance with the terms of this Agreement (“Joint Steering Committee” or “JSC”). The Joint Steering Committee shall, among other things, (i) assist in the management of the development, implementation, optimization and coordination of the New Products; (ii) review, and provide comment on SOWs; (iii) provide single-point communication for seeking consensus within both Parties’ organizations regarding the Development, testing and Commercialization of the New Products and any other significant activities relating to this Agreement; and (iv) address business disputes between the Parties, and (v) monitor the progress of and facilitate changes to the Development of New Products as industry requirements and the Parties’ interests evolve over time. The Parties acknowledge and agree that the Joint Steering Committee shall not have the power to amend any of the terms or conditions of this Agreement or to bind either Party with respect to any obligations not expressly provided in this Agreement or in any SOW. This Agreement shall not be amended expect pursuant to Section 12(f). The JSC shall be composed of four (4) members — two (2) CLS executives or Personnel appointed by CLS, and two (2) MRI executives or Personnel appointed by MRI (collectively, the “JSC Members”); provided, however, that in the event a

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member appointed by a Party shall not be in attendance at any meeting, the other member appointed by that same Party shall have full authority to vote for both such members. The initial JSC Members are as set forth on Exhibit C to this Agreement. The removal of any JSC Member may be effected only by the Party entitled to appoint such JSC Member. Any vacancy on the Joint Steering Committee may be filled only by the Party entitled to appoint such JSC Member.

(b)       Meetings. The Joint Steering Committee shall hold meetings regularly during the performance of work or Development under this Agreement or any other SOW at times, dates, and locations to be mutually agreed upon by the JSC Members. Notwithstanding the foregoing, during the pendency of any New Product Development, the Parties shall hold meetings no less than bi-weekly unless otherwise mutually agreed upon by the Parties. In addition, meetings of the Joint Steering Committee may be called by any two of the JSC members, at any time upon written notice delivered to the other JSC members at least fourteen (14) days prior to the proposed meeting date. Joint Steering Committee meetings may be held, and individual JSC Members may attend, in person, by audio or video teleconference or similar communications equipment by means of which all persons participating in the meeting can hear each other. Each Party shall be responsible for all of its own expenses in participating in any Joint Steering Committee meetings.

4.        INTELLECTUAL PROPERTY.

(a)       License to MRI to CLS IP. CLS hereby grants to MRI and its Affiliate(s), a limited, fully-paid up, exclusive, perpetual, worldwide, irrevocable (unless this Agreement is terminated for breach), non-transferable (except as permitted in this Agreement) right and license to access, modify, create derivative works of, enhance, improve, and otherwise use the CLS IP solely in connection with the (i) Commercialization of existing CLS Products in the Field in accordance with Section 2; and (ii) the Development and Commercialization by MRI of any New Products in the Field; provided, however, that MRI shall not sublicense its rights hereunder without CLS’ prior written consent, except for non-exclusive sublicenses granted to MRI’s customers in the ordinary course of business, and any permitted sublicense under this Section 4(a) shall be on terms no less protective of the CLS IP than those set forth herein. Except for the rights granted in this Section 4, no other right in the CLS IP is conveyed, transferred, assigned or licensed to MRI or any other person or entity, including by way of any implied license and CLS retains all right, title and interest therein.

(b)       CLS Patents. With respect to any and all CLS Patents included in the CLS IP, the licensed rights set forth above in Section 4(a), solely with respect to any subject matter or claims expressly covered by the CLS Patents, shall terminate on the date on which the last of any CLS Patents (or valid claims thereunder) expires or is held revoked, invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed with the time allowed for appeal having been expired. For the avoidance of doubt, to the extent any right in any CLS Patent expires or terminates in accordance with the terms set forth in this Section 4(b), the license to any related Know-How proprietary to CLS shall survive such termination or expiration.

(c)       Newly Developed IP. Unless otherwise agreed in the related SOW, the Parties will jointly own all right, title, and interest in and to all Newly Developed IP, without any obligation to make any payments of any kind to the other Party with respect to the Newly Developed IP,

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including, without limitation, revenue splits, royalties and commissions, or other accounting; provided, that (i) MRI shall have the exclusive right in accordance with Section 2(b) to use, exploit, or Commercialize any Newly Developed IP in the Field and, (ii) CLS shall have the exclusive right during the term of this Agreement, to use, exploit, or Commercialize any Newly Developed IP outside of the Field. The SOW for each New Product shall set forth the rights and restrictions of each Party as it relates to the jointly-owned Newly Developed IP. Each Party agrees, upon the reasonable request of the other Party, during or after the term of this Agreement, to take such further acts as may be reasonably necessary or desirable to reflect and establish the joint ownership of and other rights with respect to any Newly Developed IP, including but not limited to entering into applicable cross license.

(d)       Exclusivity. The Parties agree that the licenses set forth above in Section 4(a) and Section 4(b) shall be exclusive to MRI as between (i) MRI and any third party, and (ii) MRI and CLS, in the Field. For avoidance of doubt, except as necessary to perform its activities under this Agreement, CLS shall have no right to use, license, sell, offer for sale, Commercialize or exploit the CLS IP within the Field or grant any third party the foregoing rights in the Field without the prior written consent of MRI. For the avoidance of doubt, the foregoing will not prevent CLS from marketing and selling CLS Products or New Products to customers outside the Field, or to customers using the CLS Products or New Products for general applications, including customers who use CLS Products or New Products for multiple applications (such as general sales to radiology departments); provided, that in no event shall CLS Commercialize any software or Applicators specifically designed for or intended to facilitate the use of the CLS Products or New Products in the Field.

(e)       License to CLS to MRI IP. MRI hereby grants to CLS and its Affiliates a limited, fully-paid up, non-exclusive, perpetual, worldwide, non-transferable (except as permitted in this Agreement), irrevocable (unless the Agreement is terminated for breach) right and license to access, modify, create derivative works of, enhance, improve, and otherwise use the MRI IP solely in connection with the Development by CLS of any New Products; provided, however, that CLS shall not sublicense its rights hereunder without MRI’s prior written consent and any permitted sublicense granted by CLS under this Section (e) shall be on terms no less protective of the MRI IP than those set forth herein. Except for the rights granted in this Section 4(e), no other right in the MRI IP is conveyed, transferred, assigned or licensed to CLS or any other person or entity, including by way of any implied license and MRI retains all right, title and interest therein.

(f)       MRI Patents. With respect to any and all MRI Patents included in the MRI IP, the licensed rights set forth above in Section 4(e), solely with respect to any subject matter or claims expressly covered by the MRI Patents, shall terminate on the date on which the last of any MRI Patents (or valid claims thereunder) expires or is held revoked, invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed with the time allowed for appeal having been expired. For the avoidance of doubt, to the extent any right in any MRI Patent expires or terminates in accordance with the terms set forth in this Section 4(f), the license to any related Know-How proprietary to MRI shall survive such termination or expiration.

(g)       Trade Secrets. Pursuant to the Defend Trade Secrets Act of 2016, the Parties acknowledge and understand, and shall cause any Personnel to acknowledge and understand, that:

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(i)       an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii)       Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(h)       Intellectual Property Prosecution and Enforcement. Each Party is responsible for all costs associated with the Intellectual Property it solely owns. With respect to Intellectual Property solely owned by a Party, such Party shall have sole discretion to decide whether to file for protection, the countries in which it will file for protection, the content of such filings, the conduct of the prosecution of such filings, and whether to enforce or maintain such protection. With respect to jointly owned Newly Developed IP, except as set forth in an SOW, the Parties jointly will prepare, file, prosecute and maintain any applications or registrations for Intellectual Property associated therewith, provided, that each Party shall provide the other Party with all reasonable assistance and cooperation, including the preparation and filing of any assignments, terminal disclaimers and other documents, required to procure, preserve and the protections for all Newly Developed IP under the U.S. Patent Act and the patent laws of any other country or jurisdiction, as applicable. The Parties will share the costs for such measures. The Parties shall promptly notify the other in writing of any alleged or threatened infringement of any Intellectual Property of the other Party or Newly Developed IP of which they become aware. The Parties shall reasonably cooperate in bringing any enforcement action against any third-party infringer of the New Products and any Newly Developed IP and as set forth in the SOW. Should the Parties not agree on what legal measures to be taken with respect to such enforcement actions, MRI shall have the sole power of decision and bear its costs with respect to enforcement actions in the Field and CLS shall have the sole power of decision and bear its costs with respect to enforcement actions outside the Field. The other Party shall then cooperate, at its own expense, in such enforcement action(s), including without limitation, by executing such documents and providing such assistance as reasonably deemed necessary by the defending Party in connection with any action(s) taken against such infringement.

5.        CONFIDENTIALITY.

(a)       Obligations. Each Recipient shall: (i) maintain Discloser’s Confidential Information in confidence during the term of this Agreement and for a period of five (5) years thereafter, provided that any Confidential Information that comprises a trade secret shall be maintained in confidence in perpetuity until such trade secret ceases to constitute a trade secret within the meaning of any Applicable Law related to such trade secret, so long the reason such trade secret no longer so constitutes is not due the breach of confidentiality by Recipient or its Personnel (or any person or entity to which such Party may have provided access to such trade secret), or due to any violation of law (e.g. hacking of computer systems); (ii) limit dissemination

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to those of its Personnel who reasonably require use or access to such Confidential Information in order to perform under this Agreement; (iii) not disclose such Confidential Information to any other person or entity (other than Affiliates); and (iv) use such Confidential Information only to the extent necessary to perform this Agreement. The Parties may establish by written agreement additional procedures and requirements with respect to the treatment of Confidential Information, including the establishment of different clearance levels for Personnel having access to Confidential Information, classification and marking of Confidential Information based on level of sensitivity (e.g. Confidential, Highly Confidential, etc.), and the storage and transfer of Confidential Information by and between the Parties and their Personnel. If Recipient is compelled to disclose any Confidential Information of Discloser by order of a court of competent jurisdiction, any such disclosure will not be a breach of this Agreement; provided, that Recipient first gives Discloser prompt written notice of such required disclosure in order to permit Discloser to seek all applicable governmental or judicial protection available. Notwithstanding the foregoing to the contrary, each Party shall also have the right to share copies of this Agreement (as it may be redacted to protect any commercially sensitive information) as part of any due diligence data room established by such Party.

(b)       Publicity. Except as expressly provided in this Agreement or as required under applicable stock exchange regulations for any of the Parties, any proposed publication, communication or presentation of information related to this Agreement, by a Party, shall be subject to prior written approval by the other Party, which may, in its sole discretion, provide approval in writing. In the absence of such written notice of approval, authorization is not considered to be given.

6.        TERM AND TERMINATION.

(a)       Term. This Agreement shall commence on the Effective Date and shall continue unless terminated pursuant to Section 2(c)(ii), Section 6(b) or Section 7(c).

(b)       Termination.

(i)       This Agreement may be terminated upon written notice by either Party if the other Party is in material breach of its obligations hereunder and has not cured such breach or shown such breach to be non-existent within thirty (30) days after notice requesting cure of the breach.

(ii)       This Agreement may be terminated upon written notice immediately by either Party upon a Bankruptcy Event of the other Party; provided that, notwithstanding a termination pursuant to this Section 6(b)(ii), Sections 2(e) and 12(o) shall survive and the terminating Party may exercise its rights under Sections 2(e) and 12(o).

(c)       Effect of Termination; Survival. Within thirty (30) days after termination or expiration of this Agreement, each Party shall return or destroy all Confidential Information of the other Party then in its possession, and each Party shall certify in writing that all such Confidential Information has been returned or destroyed. To the extent that any such Confidential Information cannot be returned or destroyed using commercially reasonable efforts, or if any such Confidential Information is required to be retained following the expiration or termination of this Agreement

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(such as pursuant to any “litigation hold” letter), any such Confidential Information shall maintained in confidence in accordance with Section 5 until it has ceased to constitute Confidential Information. Notwithstanding the foregoing or anything contained herein, neither Party shall be required to destroy or alter any computer or network archival and backup tapes, or archival and backup files (collectively, “Archives”), provided that such Archives shall be kept confidential in accordance with the terms of this Agreement. Upon expiration or termination of this Agreement for any reason, including any termination for breach by the other Party, all provisions of this Agreement that, by their nature should survive such termination or expiration to retain their meaning and significance, shall survive. Without limiting the foregoing and unless terminated pursuant to Section 2(c)(ii), Section 6(b) or Section 7(c), the following Sections of this Agreement shall survive and remain binding on the Parties following any expiration or termination of this Agreement: Section 1 (Definitions); Section 2(e) (Right to Manufacture and Escrow); Section 4(a), (b), (c), (d), (e) (f)-(h) (Intellectual Property); Section 5 (Confidentiality); this Section 6(c) (Effect of Termination; Survival); Section 8 (Representations and Warranties); Section 9 (Indemnification); Section 10 (Limitation of Liability); and Section 12 (Miscellaneous).

7.        COMPENSATION, MINIMUM VOLUMES AND MARKETING SAMPLES.

(a)       Subject to the terms and conditions of this Agreement, in consideration of the rights and licenses granted herein, MRI shall pay to CLS the following payments:

(i)       For each Applicator purchased by MRI, MRI shall pay the prices set forth herein; provided, that in the event changes in market conditions substantially impact the pricing or availability of Applicators in the Field, the Parties agree to renegotiate in good faith to reduce the prices set forth in this Section 7(a)(i):

(1)        from the Effective Date until December 31, 2021, $*** per unit;

(2)       from January 1, 2022 to December 31, 2025, $*** per unit; and

(3)        after January 1, 2026, $*** per unit.

(ii)       For each CLS System or a subsequent hardware/software system indicated for use in the Field and manufactured by or on behalf of CLS for MRI, MRI shall pay $*** per unit.

(b)       MRI shall provide CLS with a non-binding twelve month rolling forecast plan, updated monthly, outlining MRI’s volume forecasts for Applicators and New Products covered by this Agreement (the “Forecast”). The Forecast is an estimate only and is not a firm commitment on the part of MRI to purchase the quantities stated therein or any quantity, provided, however, that CLS may plan production and invoice MRI for the rolling next three (3) month’s estimate in the Forecast (the “Three Month Binding Forecast”).

(c)       Provided that MRI does not experience any interruption to product usage in the market (i.e. due to backorder in supply from CLS or CLS’s act or omission, regulatory recall or intellectual property claim), MRI commits to purchasing from CLS for sale within the Field the

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following minimum number of Applicators (the “Minimum Volumes”) after market launch date of the first commercially viable Applicators hereunder (such market launch date to be agreed between the Parties) and, if such Minimum Volumes are not met by MRI, CLS shall be entitled to notify MRI in writing of breach of contract at which point MRI has thirty (30) days to cure and, failing such cure, CLS shall be entitled to terminate this Agreement by providing written notice to MRI within ten (10) days after the expiration of the thirty (30) day cure period.

The following Minimum Volumes shall apply;

●   ***   Applicators during the 12 month period from 0 to 12 from market launch date

●   ***   Applicators during the 12 month period from 13 to 24 from market launch date

●   ***   Applicators during the 12 month period from 25 to 36 from market launch date

●   ***   Applicators during the 12 month period from 37 to 48 from market launch date

●   ***   Applicators during the 12 month period from 48 to 60 from market launch date

In no event less than six months prior to 60 months from the market launch date, the Parties shall negotiate in good faith the Minimum Volumes and prices for the Applicators to apply for each 12-month period from such 60 months and onwards during the coming 60-month period; provided, that in no event will the re-negotiated Minimum Volumes exceed ***% of the reasonably estimated market volume for procedures in the Field and in no event will the re-negotiated prices have as effect that CLS’s gross margin for the sale of Applicators to MRI will exceed ***% or fall below ***%. If, despite such good faith negotiations, the Parties are unable to agree on such continued Minimum Volumes or prices for Applicators for the coming 60-month period, either Party shall be entitled to terminate this Agreement in writing with not less than twelve (12) months’ written notice. This procedure shall further be repeated for any future 60-month period following thereafter.

It is expressly agreed by the Parties that commercially viable Applicators ready for market launch will include at a minimum, (i) FDA cleared Neuro Applicators and CLS System, (ii) mutually agreed upon lure fittings to ensure compatibility between CLS and MRI SmartFrame disposable components, (iii) thermometry software including essential neuro specific features as outlined in first SOW due by December 31st, 2018 and (iv) peel-away sheath component as detailed by second SOW due by December 31st 2018.

(d)       Notwithstanding the foregoing, CLS shall provide up to *** units of the Applicators to MRI per calendar year at CLS’s actual cost to be used solely for demonstration and marketing purposes. CLS shall also provide *** (***) CLS Systems to MRI at CLS’s actual cost for the following purposes:

(i)       *** (***) as demonstration units for MRI’s territory managers;

(ii)      *** (***) for MRI’s marketing department for tradeshows and training courses; and

(iii)     *** (***) for placement, at sites agreed between the Parties, into key opinion leader accounts or show sites for clinical work and feedback.

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(e)       CLS further agrees that, from market launch date according to the above, to keep a minimum of three (3) months of consignment inventory of Applicators on site at MRI facility in Irvine (or another US location of MRI’s choice) to ensure any disruption to supply can be mitigated with that extra three months of time. The Parties will base the level of consignment inventory on MRI’s Three Month Binding Forecast.

(f)       MRI shall pay CLS the undisputed fees set forth herein in full and complete consideration for the rights granted hereunder. All fees shall be payable within thirty (30) days from the date specified herein or any applicable SOW after receipt of invoice therefor from CLS.

8.        REPRESENTATIONS AND WARRANTIES.

(a)       Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(i)	it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(ii)	it has all necessary regulatory approvals, permits, or licenses necessary for the purposes contemplated under this Agreement, including having a valid 510(k) for the Commercialization by MRI of CLS Products and New Products prior to any Commercial launch;

(iii)	this Agreement has been duly executed by it and is legally binding upon it, is enforceable in accordance with its terms, and does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it;

(iv)	it shall perform its obligations described in this Agreement in a timely and professional manner; and

(v)	it shall comply with all Applicable Laws related to this Agreement and the New Products, including the submission of any regulatory filings required by Applicable Law.
(vi)	it has valid legal and/or beneficial title under the CLS/MRI IP and CLS/MRI Products for the purposes contemplated under this Agreement and to grant the licenses or assignment of rights (as the case may be) contained in this Agreement;

(vii)	it has not received any material written communications alleging that the CLS/MRI IP, the CLS/MRI Products, or the conduct of the Parties as currently proposed under this Agreement would violate any of the Intellectual Property rights of a third party;

(viii)	during the term of this Agreement, it will not to diminish, alter or impair its rights under the CLS/MRI IP or the CLS/MRI Products;
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(ix)	such Party has not intentionally withheld any prior art or unreasonably withheld noncumulative information material to the patentability of the CLS/MRI Patents from the U.S. Patent and Trademark Office; and

(x)	any warranties offered with respect to the CLS/MRI Products as of the Effective Date shall apply with equal force to any CLS/MRI Products to the extent incorporated into, integrated with, or combined with any New Products.

(b)       Disclaimer. Except as expressly set forth in this Section 8 of this Agreement, neither Party makes any warranties, express or implied, either in fact or by operation of law, by statute, or otherwise, with respect to the New Products or the licenses or rights granted under this Agreement. Each Party further acknowledges that any Intellectual Property as provided by the other Party (including any data included therein), respectively, is provided or made available “as is” and without any warranty as to completeness or accuracy, and that any samples, parts, prototypes, work in process, or other products or materials provided by the other Party have not been tested and that each Party assumes all risk with respect to the use thereof by such Party’s Personnel, including any injury to person or damage to property that may result therefrom.

9.        INDEMNIFICATION.

(a)       Indemnification by MRI. MRI agrees to indemnify, defend, and hold harmless CLS, its Affiliates, and their respective officers, directors, Personnel, and agents (collectively, the “CLS Indemnitees”) from and against any and all third-party claims, suits, actions, demands, damages, and liabilities, including reasonable legal costs and fees to which any CLS Indemnitee may become subject to as a result of any claim, demand, action, or other proceeding by any third party (each, a “Claim”) to the extent such Claim arises out of (i) any allegation that the MRI IP infringes, misappropriates, or otherwise violates the Intellectual Property, proprietary, or other rights of any third party; (ii) the use of the MRI Products; or (iii) MRI’s gross negligence, fraud, or willful misconduct, or violation of Applicable law.

(b)       Indemnification by CLS. CLS agrees to indemnify, defend, and hold harmless MRI, its Affiliates, and their respective officers, directors, Personnel, and agents (collectively, the “MRI Indemnitees”) from and against any and all third-party claims, suits, actions, demands, damages, and liabilities, including reasonable legal costs and fees to which any MRI Indemnitee may become subject to as a result of any Claim to the extent such Claim arises out of: (i) any allegation that the CLS IP infringes, misappropriates, or otherwise violates the Intellectual Property, proprietary, or other rights of any third party; (ii) the use of the CLS Products; or (iii) CLS’s gross negligence, fraud, or willful misconduct, or violation of Applicable law.

(c)       Indemnification Process. The Party seeking indemnification (the “Indemnified Party”) shall provide prompt written notice of any Claim to the indemnifying Party (the “Indemnifying Party”); provided, however, that failure to give prompt notice shall not affect the Indemnifying Party’s obligations under this Section 9 unless and to the extent that the failure materially prejudices the defense of the matter. The Indemnified Party shall cooperate with the Indemnifying Party in all reasonable respects, and at the Indemnifying Party’s expense, in connection with the investigation and defense of any such Claim. The Indemnifying Party shall have sole control of the defense of any action on any such Claim and all negotiations for its

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settlement or compromise; provided, that the Indemnified Party, at its sole cost and expense, shall have the right to engage its own legal counsel, and if such settlement or compromise would (i) impose any costs, obligations, or limitations on the Indemnified Party, or (ii) admit fault by the Indemnified Party, then the Indemnifying Party shall not settle or compromise the Claim without the Indemnified Party’s prior written consent.

10.       LIMITATION OF LIABILITY.

(a)       Limitations. Except to the extent arising out of (i) a Party’s indemnification obligations under Section 9, (ii) a Party’s breach of its confidentiality obligations under Section 5, (iii) a Party’s gross negligence, fraud, or willful misconduct, or (iv) a Party’s breach of any exclusivity provisions in the Agreement, including the obligations and rights granted in Sections 2(b), 4(a), and 4(d), neither Party nor its Affiliates will be liable under any contract, negligence, strict liability, product liability or other legal or equitable theory for any indirect, incidental, consequential, multiple, special or punitive damages or loss of profits or revenues, whether arising out of breach of contract, tort (including negligence) or otherwise (including the entry into, performance, or breach of this Agreement), regardless of whether such loss or damage was foreseeable or the Party against whom such liability is claimed has been advised of the possibility of such loss or damage, and notwithstanding the failure of any agreed or other remedy of its essential purpose.

(b)       Liability cap. With the exception of the cases stated in Section 10(a)(i)-(iv), each Party’s total cumulative liability to the other Party will not exceed the greater of: (a) an amount equal to 100% of the total amounts payable by MRI to CLS under this Agreement; and (b) 1,000,000 USD (one million US dollars).

11.       DISCUSSIONS REGARDING A CLOSER COMMERCIAL COLLABORATION.

The Parties agree to discuss and evaluate the possibilities of additional collaboration opportunities. The Parties agree to use good faith efforts to conclude any such discussions by December 31, 2018, unless otherwise agreed by the Parties.

12.       MISCELLANEOUS PROVISIONS.

(a)       Assignment. Neither Party may assign or otherwise transfer this Agreement, directly or indirectly, including by operation of law, or otherwise, or any of its rights or obligations, without the prior written consent of the other Party; provided, that a Party may assign or transfer this Agreement without consent pursuant to a change of control or in connection with a merger or the sale of all or substantially all of its business or assets, however structured. Any assignment or transfer in violation of this Agreement will be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties’ successors and permitted assigns.

(b)       Entire Agreement. This Agreement and any exhibits hereto constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior discussions, understandings, negotiations, representations, or commitments, whether written or oral.

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(c)       Governing Law; WAIVER OF JURY TRIAL. This Agreement is governed in accordance with the laws of the State of New York, without giving effect to any choice of law rules that may direct the application of the laws of any other jurisdiction. The Parties agree to bring any claims, controversies, or disputes arising from or related to this Agreement exclusively in the state and federal courts sitting in New York, New York, and the Parties hereby expressly agree to submit to the exclusive venue and jurisdiction of such courts. The Parties agree and acknowledge that the United Nations Convention on Contracts for the International Sale of Goods (CISG) shall not apply. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY FOR ANY COURT PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY FOR WHICH A PARTY MAY BRING SUCH A COURT PROCEEDING.

(d)       Equitable Relief. In any claim for equitable relief, each Party acknowledges that a breach by the other Party of this Agreement, including Section 2 or 5, may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation and, in the event of such a breach or threatened breach, the non-breaching Party shall be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and the Parties hereby waive any requirement for the showing of actual monetary damages in connection with such relief. These remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

(e)       Waiver; Discharge. The failure of any Party to enforce at any time any of the provisions of this Agreement shall not, absent an express written waiver signed by the authorized representative of the Party making such waiver specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

(f)       Amendment. This Agreement may not be amended, by course of conduct or otherwise, except pursuant to a written amendment that expressly refers to this Agreement and this Section 12(f) and signed by the authorized representatives of each of the Parties.

(g)       Notices. All notices or other communications to a Party required or permitted hereunder shall be in writing and shall be delivered personally or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

To MRI:

Chief Executive Officer

MRI Interventions, Inc.

5 Musick

Irvine, CA 92618

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To CLS:

Chief Executive Officer

Clinical Laserthermia Systems AB

Medicon Village | Scheelevägen 2

SE-223 81 Lund, Sweden

(h)       Expenses. Except as expressly provided herein, each Party shall pay its own expenses incident to this Agreement and the preparation for, and consummation of, the transactions provided for in this Agreement.

(i)       Titles and Headings; Construction. The titles and headings to Sections of this Agreement are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the Party causing this Agreement to be drafted.

(j)       Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable, such provision shall be enforced to the maximum extent permissible, and the remaining provisions shall nonetheless be enforceable according to their terms.

(k)       Relationship. This Agreement does not make either Party the employee, agent, or legal representative of the other for any purpose whatsoever. Neither Party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party. In fulfilling its obligations pursuant to this Agreement, each Party shall be acting as an independent contractor, and no partnership, joint venture or other similar relationship, or any fiduciary duty or other similar duty relating to any such relationship, shall be implied as to apply between the Parties or their respect Personnel.

(l)       Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties to this Agreement or their respective successors or permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

(m)       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission (to which a PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(n)       Execution of Further Documents. Each Party agrees to execute and deliver without further consideration any further applications, licenses, assignments, or other documents, and to perform such other lawful acts as the other Party may reasonably request to fully secure or evidence the rights or interests herein.

(o)       Bankruptcy. The Parties acknowledge and agree that the Intellectual Property licensed hereunder is “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code, which have been licensed hereunder in a contemporaneous exchange for value. The Parties further acknowledge and agree that if a Party or any of its permitted successors or assigns: (i) becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as

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they become due; (ii) applies for, or consents to, the appointment of a trustee, receiver or other custodian for it, or makes a general assignment for the benefit of its creditors; (iii) commences, or has commenced against it, any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceedings; or (iv) elects to reject, or a trustee on behalf of it elects to reject, this Agreement or any agreement supplementary hereto, pursuant to Section 365 of the Bankruptcy Code, or if this Agreement or any agreement supplementary hereto is deemed to be rejected pursuant to Section 365 of the Bankruptcy Code for any reason (each a “Bankruptcy Event”), then this Agreement, and any agreement supplementary hereto, shall be governed by Section 365(n) of the Bankruptcy Code and the licensee Party will retain and may elect to fully exercise its rights under this Agreement in accordance with Section 365(n) of the Bankruptcy Code.

[Remainder of page intentionally left blank; signature page(s) follow]

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IN WITNESS WHEREOF, each of the Parties has caused this LICENSE AND COLLABORATION AGREEMENT to be executed by their duly authorized representatives as of the Effective Date.

MRI INTERVENTIONS, INC.	CLINICAL LASERTHERMIA SYSTEMS AB

By: /s/ Joseph Burnett	By: /s/ Lars-Erik T. Eriksson

Name: Joseph Burnett	Name: Lars-Erik T. Eriksson

Title: President & CEO	Title: CEO

ATTACHMENTS:

EXHIBIT A: CLS PATENTS AND PATENT APPLICATIONS

EXHIBIT B: MRI PATENTS AND PATENT APPLICATIONS

EXHIBIT C: JSC Members

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Exhibit A

CLS PATENTS AND PATENT APPLICATIONS

Exhibit B

MRI PATENTS AND PATENT APPLICATIONS

Exhibit C

JSC MEMBERS

Members appointed by MRI:

Joe Burnett – President And CEO

Pete Piferi – Chief Operating Officer

Members appointed by CLS:

Lars-Erik Eriksson, CEO
Dan Mogren, Chief Commercial Officer